Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 25, 2022, with respect to the consolidated financial statements included in the Annual Report of Tyme Technologies, Inc. on Form 10-K for the year ended March 31, 2022. We consent to the incorporation by reference of said report in the Registration Statements of Tyme Technologies, Inc. on Forms S-3 (File No. 333-229104 and No. 333-245033) and on Forms S-8 (File No. 333-219856, No. 333-227077, No. 333-236259, No. 333-255253 and No. 333-260912).

/s/ Grant Thornton LLP

New York, New York

May 25, 2022